Exhibit 3.1

AMENDMENT NO. 3 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
EL PASO PIPELINE PARTNERS, L.P

This Amendment No. 3 (“Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership dated as of November 21, 2007, as amended by Amendment No. 1, dated July 28, 2008 and Amendment No. 2, dated November 14, 2013 (as amended prior hereto, the “Partnership Agreement”) of El Paso Pipeline Partners, L.P. (the “Partnership”) is hereby adopted as of May 2, 2014 by El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

R E C I T A LS

A.                                    The General Partner is the sole general partner of the Partnership which is governed by the Partnership Agreement.

B.                                    The Partnership has entered into a Contribution Agreement dated April 28, 2014 (the “Contribution Agreement”) by and among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso Holdco LLC, a Delaware limited liability company (“El Paso”), El Paso CNG Company, L.L.C., a Delaware limited liability company (“EP CNG”), El Paso Ruby Holding Company, L.L.C., a Delaware limited liability company (“EP Ruby”), the Partnership, El Paso Pipeline Partners Operating Company, L.L.C., a Delaware limited liability company and a direct, wholly-owned subsidiary of the Partnership (the “Operating Company”), and the General Partner.

C.                                    The Contribution Agreement provides for, among other things, the contribution to the Partnership (i) by El Paso of 100% of the outstanding equity interests in Southern Gulf LNG Company, L.L.C., a Delaware limited liability company; (ii) by EP CNG of 100% of the outstanding equity interests in CIG Gas Storage Company LLC, a Delaware limited liability company; and (iii) by EP Ruby of 700,001,000 outstanding Class B Common Units of Ruby Pipeline Holding Company, L.L.C., a Delaware limited liability company, in exchange for the issuance to KMI (or its designee) by the Partnership of a certain number of common units representing limited partnership units of the Partnership and a cash distribution to KMI of $874,800,000.00 (the “Special Distribution”), without a corresponding distribution to the General Partner or the Limited Partners of the Partnership.

D.                                    To effect the Special Distribution as contemplated by the Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.

E.                                     Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment No. 3 does not require the approval of any Limited Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1.                                      Section 6.10.  A new Section 6.10 is hereby added to the Partnership Agreement, to follow Section 6.9 and to read in full as follows:

“6.10                  Special Distribution.  Notwithstanding anything to the contrary set forth in this Agreement, following the contributions to the Partnership by (i) by El Paso Holdco LLC, a Delaware limited liability company (“El Paso”), of 100% of the outstanding equity interests in Southern Gulf LNG Company, L.L.C., a Delaware limited liability company; (ii) by El Paso CNG Company, L.L.C., a Delaware limited liability company (“EP CNG”), of 100% of the outstanding equity interests in CIG Gas Storage Company LLC, a Delaware limited liability company; and (iii) by El Paso Ruby Holding Company, L.L.C., a Delaware limited liability company (“EP Ruby”), of 700,001,000 outstanding Class B Common Units of Ruby Pipeline Holding Company, L.L.C., a Delaware limited liability company, in each case as contemplated by the Contribution Agreement dated April 28, 2014 (the “Contribution Agreement”), among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso, EP CNG, EP Ruby, the Partnership, the General Partner and the Operating Company, the Partnership shall distribute $874,800,000.00 in cash to KMI (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Contribution Agreement.  Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)(A)), neither KMI, El Paso, EP CNG, EP Ruby nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence.”

2.                                      Ratification.  Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

3.                                      Governing Law.  This Amendment No. 3 shall be construed in accordance with and governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 3 as of May 2, 2014.

GENERAL PARTNER:

EL PASO PIPELINE GP COMPANY, L.L.C.

By:	/s/ David DeVeau
Name:	David DeVeau
Title:	Vice President

[Signature page — Amendment No. 3 to EPB LP Agreement]